Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated April 23, 2008 with respect to the consolidated financial statements and schedule of Argan, Inc.(which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes) appearing in the 2008 Annual Report of Argan, Inc. to its shareholders on Form 10-K for the year ended January 31, 2008 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ Grant Thornton LLP

Baltimore, MD
July 16, 2008